UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Commission File No. 0-20572

PATTERSON COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

August 5, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Patterson Companies, Inc. to be held at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, on Monday, September 12, 2011, at 4:30 p.m. local time.

At the meeting you will be asked to vote for the election of two directors and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2012. I encourage you to vote for the nominees for director and for ratification of the appointment of Ernst & Young LLP.

We also are asking you to vote upon an advisory proposal concerning our executive compensation program and an advisory proposal concerning the frequency of shareholder votes on our executive compensation program. We have included these proposals as a result of the “say-on-pay” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or Internet voting instructions that appear on the enclosed proxy card.

Very truly yours,

PATTERSON COMPANIES, INC.

/s/ Peter L. Frechette

___________________________________

Peter L. Frechette

Chairman

PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

NOTICE

OF

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

SEPTEMBER 12, 2011

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation, will be held at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, on Monday, September 12, 2011, at 4:30 p.m. local time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two directors to have terms expiring in 2014 and until their successors shall be elected and duly qualified;

2.	To consider and vote upon an advisory proposal concerning our executive compensation program;

3.	To consider and vote upon an advisory proposal concerning whether shareholder votes on our executive compensation program should be held every one, two or three years;

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2012; and

5.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on July 15, 2011 are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States, or follow the telephone or Internet voting instructions that appear on the enclosed proxy card. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Matthew L. Levitt

___________________________________

Matthew L. Levitt

Secretary

St. Paul, Minnesota

August 5, 2011

i

(continued)

ii

PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

SEPTEMBER 12, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Patterson Companies, Inc. for use at the annual meeting of shareholders to be held at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, on Monday, September 12, 2011, at 4:30 p.m. local time, or at any adjournment or postponement thereof. All shares of common stock represented by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the election of the nominees for director listed herein, for advisory approval of our executive compensation program, and for ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2012. If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

The notice of annual meeting, this proxy statement and the related proxy card are first being mailed to shareholders on or about August 5, 2011.

Record Date and Outstanding Common Stock

The Board of Directors has fixed the close of business on July 15, 2011, as the record date for determining the holders of outstanding common stock entitled to notice of, and to vote at, the meeting. On that date, there were 119,962,552 shares of common stock issued, outstanding and entitled to vote.

Revocability of Proxies

Any shareholder who executes and returns a proxy may revoke it at any time before it is voted. Any shareholder who wishes to revoke a proxy can do so by (a) submitting a later-dated proxy relating to the same shares by (1) following the telephone voting instructions, (2) following the Internet voting instructions, or (3) signing, dating and returning another proxy to our company by mail, (b) filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary before the vote at the meeting, or (c) appearing in person at the meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates. Any written notice or subsequent proxy should be delivered to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Matthew L. Levitt, or hand-delivered to Mr. Levitt before the vote at the meeting.

Voting and Solicitation

Each shareholder is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the record date. Shareholders do not have the right to cumulate votes in the election of directors.

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and regular employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares of common stock held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on September 12, 2011

We are furnishing these proxy materials to you because our Board of Directors is soliciting your proxy to vote your shares at the meeting. “Proxy materials” means this proxy statement, our 2011 Annual Report and any amendments or updates to these documents.

In accordance with the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. Our proxy materials are available at http://equitymarketpartners.com/PDCO/ARs.htm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, as nearly equal in number as possible, with the term of office of a class expiring each year. Directors are elected for staggered terms of three years and until their successors are elected and duly qualified. Andre B. Lacy and Les C. Vinney have been nominated to serve three-year terms expiring in 2014. There are eight other directors whose terms of office do not expire in 2011. There are no family relationships between any director or officer.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees, except for those proxies that withhold such authority. As noted above, shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. If any of the nominees shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person or persons as the proxies shall, in their discretion, determine. We have no reason to believe that any of the nominees will not be candidates or will be unable to serve.

Set forth below is certain information concerning the nominees for election as director and the eight directors whose terms of office do not expire in 2011.

Name	Age	Principal Occupation	Position with Patterson	Director Since
Scott P. Anderson	44	President and Chief Executive Officer of Patterson Companies, Inc.	President, Chief Executive Officer and Director	2010

John D. Buck	61	Chief Executive Officer of Whitefish Ventures, LLC	Director	2006

Peter L. Frechette	73	Chairman of Patterson Companies, Inc.	Chairman	1983

Andre B. Lacy	71	Chairman of the Board of LDI Ltd., LLC	Director	1989

Charles Reich	69	Former Executive Vice President of 3M Health Care	Director	2005

Ellen A. Rudnick	60	Executive Director and Clinical Professor at the University of Chicago Booth School of Business	Director	2003

Harold C. Slavkin	73	Professor at the University of Southern California School of Dentistry	Director	2001

Brian S. Tyler	44	President of McKesson US Pharmaceutical, a division of McKesson Corporation	Director	2009

Les C. Vinney	62	Former President and Chief Executive Officer, STERIS Corporation	Director	2008

James W. Wiltz	66	Former President and Chief Executive Officer of Patterson Companies, Inc.	Director	2001

Nominees for Election as Director for Terms Expiring at the Annual Meeting in 2014

Andre B. Lacy, age 71, has served as Chairman of the Board of LDI Ltd., LLC since 1992. Mr. Lacy served as LDI Ltd., LLC’s Chief Executive Officer from 1986 through 2006. LDI Ltd., LLC is an industrial and investment limited liability company. Mr. Lacy is Director Emeritus of FinishMaster, Inc. Mr. Lacy also serves as a director of The National Bank of Indianapolis Corporation, Herff Jones, Inc., Hulman & Company and Indianapolis Motor Speedway Corporation. Mr. Lacy has been one of our directors since 1989 and has served as our Lead Director since 2004. Mr. Lacy brings strategic and leadership experience as Chairman and Chief Executive Officer of a company in the distribution business to our Board.

Les C. Vinney, age 62, is the former President and Chief Executive Officer of STERIS Corporation, a leading provider of infection prevention and surgical products and services for the healthcare, pharmaceutical and research markets. He was President and Chief Executive Officer of STERIS Corporation from 2000 to 2007, after which time he served as Senior Advisor to STERIS Corporation until his retirement in 2009. Prior to becoming President and Chief Executive Officer, he was such company’s Senior Vice President, Finance and Operations. He previously held various senior management positions with Goodrich Corporation (formerly B.F. Goodrich), including Chief Financial Officer. Mr. Vinney also serves as a director of Campbell Soup Company. He has been one of our directors since December 2008. Mr. Vinney brings financial, strategic and industry experience, including experience as an executive officer of a healthcare products company, to our Board.

Directors Whose Terms Expire at the Annual Meeting in 2012

Scott P. Anderson, age 44, was elected the President and Chief Executive Officer of Patterson Companies, Inc. in April 2010. Mr. Anderson has worked with Patterson since 1993. Prior to June 2006 when he became President of Patterson Dental Supply, Inc., Patterson’s largest business, Mr. Anderson held senior management positions in the dental unit, including Vice President, Sales, and Vice President, Marketing. Mr. Anderson started his career as a territory sales representative in the dental business before becoming national equipment manager, manager of the San Francisco branch and manager of the Minnesota branch, two of Patterson’s largest dental branch offices. Mr. Anderson became one of our directors in June 2010. Mr. Anderson brings over 17 years of leadership and dental industry experience to our Board.

Ellen A. Rudnick, age 60, has served as Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship at the University of Chicago Booth School of Business since March 1999. She served as Chairman of Pacific Biometrics, a medical diagnostics company which she co-founded, from 1993 to 1999; President of HCIA and CEO of Healthcare Knowledge Resources, both healthcare information service companies, from 1990 to 1992; and served in a variety of capacities at Baxter Healthcare from 1975 to 1990, including Corporate Vice President of Baxter Healthcare and President and Founder of Baxter Management Services Division. Ms. Rudnick also served as Founder and Chairman of CEO Advisors, a consulting firm established in 1992. Ms. Rudnick also serves as director of First Midwest Bancorp, Inc., HMS Holdings Corporation and Liberty Mutual Insurance Company. She has been one of our directors since December 2003. Ms. Rudnick brings experience with small businesses (our customer base), the medical products industry, academia and entrepreneurship to our Board.

Harold C. Slavkin, age 73, was the Dean of the University of Southern California School of Dentistry from August 2000 until his retirement in December 2008. Dr. Slavkin continues to be a member of the faculty of the USC School of Dentistry. Dr. Slavkin joined USC after serving as the sixth director of the National Institute of Dental and Craniofacial Research, one of the National Institutes of Health. Dr. Slavkin is a member of the Institute of Medicine of the National Academy of Sciences, a Fellow of the American Association for the Advancement of Science, a Fellow of both the American College of Dentistry and the International College of Dentistry, Past-President of the American Association for Dental Research and a member of the International Association for Dental Research. In 1968, Dr. Slavkin joined the faculty of the USC School of Dentistry. He has been one of our directors since December 2001. Dr. Slavkin brings leadership and dental industry experience, including experience in academia, dental research, government and private dental practice, to our Board.

James W. Wiltz, age 66, served as our President and Chief Executive Officer from May 2005 until his retirement in April 2010. Mr. Wiltz served as our President and Chief Operating Officer from April 2003 through May 2005. He began working with us in September 1969. From 1996 to 2003, Mr. Wiltz served as President of our subsidiary, Patterson Dental Supply, Inc. Since January 2010, Mr. Wiltz has served as a director of HealthEast Care System, a non-profit healthcare provider, and on its finance committee. He has been one of our directors since March 2001. Mr.  Wiltz brings over 40 years of leadership, strategic and industry experience working for Patterson to our Board.

Directors Whose Terms Expire at the Annual Meeting in 2013

John D. Buck, age 61, has served as Chief Executive Officer of Whitefish Ventures, LLC, which provides financial services and strategic business expertise to small companies, since 2000. Mr. Buck was Chief Executive Officer of Medica, the second largest health benefits plan in Minnesota, from February 2002 to May 2003. He was President and Chief Operating Officer at Fingerhut Companies, Inc. from 1996 to 2000 and played an integral role in developing the business services area of the company. Prior to Fingerhut, Mr. Buck was Vice President of Administration at Alliant Techsystems, a leading supplier of aerospace and defense technologies. Prior to that, Mr. Buck spent 21 years at Honeywell, Inc., most recently serving as Vice President of Administration. Mr. Buck is Chairman of the Board of Directors of Medica and serves as a director of ValueVision Media, Inc./Shop NBC. He has been one of our directors since December 2006. Mr. Buck brings financial, strategic and leadership experience, including health benefit plan experience, to our Board.

Peter L. Frechette, age 73, currently serves as our Chairman of the Board and has held that position since May 1985. He served as our Chief Executive Officer from September 1982 through May 2005 and as our President from September 1982 to April 2003. He has been one of our directors since March 1983. Prior to joining us, Mr. Frechette was employed by American Hospital Supply Corporation for 18 years, the last seven of which he served as President of its Scientific Products Division. Mr. Frechette brings over 25 years of leadership, strategic and industry experience as an executive officer of Patterson to our Board.

Charles Reich, age 69, has been retired since October 2004. From October 2002 to October 2004, Dr. Reich served as Executive Vice President of 3M Health Care, a business segment of 3M Company. Dr. Reich joined 3M Company in 1968 as a research chemist and assumed a variety of management positions in the Research & Development organization before moving to business management in 1989. He held a variety of management and executive positions, including international postings, within 3M Company since that time. He also served as a member of the Executive Advisory Board, Juran Center for Leadership in Quality at the University of Minnesota. From July 2004 to February 2010, Dr. Reich served as a director of Imation Corp. He has been one of our directors since December 2005. Dr. Reich brings strategic business experience in the healthcare field, including experience in the dental products business as well as international experience, to our Board.

Brian S. Tyler, age 44, currently serves as President of McKesson US Pharmaceutical, a division of McKesson Corporation, that distributes branded, generic, OTC and other products to retail chain, independent and hospital pharmacies. Mr. Tyler has held a variety of management positions during his career with McKesson, which began in 1997, including serving as President of McKesson Medical Surgical Group and of the McKesson Specialty division and Senior Vice President of Business Development and Strategy. Mr. Tyler currently serves on the Government Affairs committee of the Healthcare Distribution Management Association, previously served on the board of directors of Health Industry Distributors Association and served on the board of directors of VistaCare until its merger with another company in 2008. He has been one of our directors since December 2009. Mr. Tyler brings management experience, including experience as an executive of a healthcare products distribution company, to our Board.

Vote Required

Election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. The Board of Directors recommends that you vote FOR the election of the nominees listed above.

OUR BOARD OF DIRECTORS AND COMMITTEES

Overview

The Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company, as provided by Minnesota law. The Board held four meetings and took action by written consent on six occasions in fiscal year 2011. In addition to meetings of the full Board, directors also attended committee meetings. Each director then in office attended at least 75% of all of the meetings of the Board and of those committees on which he or she served.

The Board is comprised of a majority of independent directors as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. The Board has affirmatively determined the independence under that rule as to each of the directors who are identified as independent directors in the chart that appears below within the subsection captioned “Committee Overview.”

The independent members of the Board meet in executive session at each regular meeting of the Board, with no members of management present.

Our company has adopted and published our Principles of Business Conduct and Code of Ethics. The Principles of Business Conduct and Code of Ethics satisfy the requirements of Item 406(b) of Regulation S-K and applicable NASDAQ Marketplace Rules. The Principles of Business Conduct and Code of Ethics are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. We intend to disclose any amendment to or waiver from a provision of our Principles of Business Conduct and Code of Ethics that requires disclosure on our website at www.pattersoncompanies.com.

Leadership Structure and Risk Oversight

In 2005, the Board of Directors established a leadership structure in which responsibilities are allocated between the Chairman of the Board and the Chief Executive Officer. The Chief Executive Officer is responsible for setting strategic direction, leading the company day-to-day and, ultimately, the company’s performance, while the Chairman provides guidance, establishes priorities and procedures for the work of the Board and presides over meetings of the full Board. A separate Lead Director chairs the Governance Committee, which performs the core function of providing the overall protocol for Board operation. The Board believes this allocation of responsibilities between these three positions provides for strong and dynamic Board leadership. The Board has the discretion to combine the roles in the future if it deems it advisable and in the best interest of the company to do so.

Our management is primarily responsible for assessing and managing risk, while the Board oversees and reviews certain aspects of the company’s risk management efforts. As part of that oversight, the Board meets regularly to discuss the strategic direction and the issues and opportunities facing the company. Throughout the year, the Board provides guidance to management regarding strategy and critically reviews operating plans that are intended to implement that strategy. Each year, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is conducted during that meeting. The involvement of the Board in setting business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. Also, more particularly, and as discussed below, the

Audit Committee focuses on oversight of financial risks relating to the company; the Compensation Committee focuses primarily on risks relating to remuneration of officers and other employees; and the Governance Committee focuses on reputational and corporate governance risks relating to the company.

Committee Overview

Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance Committee. Our Governance Committee also functions as our nominating committee. Each committee consists solely of members who are independent as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of the Audit Committee is independent as defined in Exchange Act Rule 10A-3 and each member of the Compensation Committee is a non-employee director and is an outside director under the rules of the Securities and Exchange Commission and the Internal Revenue Service, respectively.

Each committee has a charter, all of which are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. Such committees review their respective charters and recommend any changes to them as part of their annual performance evaluations. These charters were last reviewed in June 2011, at which time no substantive revisions were made, except the responsibility for determining director compensation was transferred from the Compensation Committee to the Governance Committee.

The following table shows the current membership of the committees and identifies our independent directors:

Name	Audit	Compensation	Governance	Independent Director
Scott P. Anderson
John D. Buck	X		X	X
Ronald E. Ezerski(a)	X		X	X
Peter L. Frechette
Andre B. Lacy		X	X	X
Charles Reich		X	X	X
Ellen A. Rudnick		X	X	X
Harold C. Slavkin	X		X	X
Brian S. Tyler		X	X	X
Les C. Vinney		X	X	X
James W. Wiltz

(a)	Mr. Ezerski’s director term expires concurrent with our 2011 annual meeting of shareholders and he has determined to retire and not stand for re-election to the Board.

The committees meet throughout the year, with regularly scheduled meetings held adjacent to the Board’s regularly scheduled meetings. The Audit Committee also meets after each quarter end, but prior to the release of earnings, with management and our independent registered public accounting firm to review the results of the most recently completed fiscal period, and then meets again prior to our filing with the Securities and Exchange Commission of the related periodic report. Additional meetings by the three committees, either by phone or in person, are called when deemed necessary or desirable. The chairperson of each committee, with the advice and consultation of management and the committee’s outside advisors, if any, sets the committee’s annual calendar and the agenda for each meeting. Committee members receive detailed materials related to the topics on the agenda prior to each meeting.

Committee Responsibilities

The Audit Committee, chaired by Mr. Buck, is empowered by the Board of Directors to review our financial books and records in consultation with our accounting and auditing staff and our independent registered public accounting firm and to review with our accounting staff and independent registered public accounting firm the scope of the audit, the audit plan and any questions raised with respect to accounting and auditing policy and procedure. The Audit Committee held 12 meetings during fiscal year 2011.

The Compensation Committee, chaired by Dr. Reich, is authorized by the Board to establish general levels of compensation for our officers, to set the annual compensation of each of our executive officers, to grant options and make other awards to employees under our Equity Incentive Plan, and to review and approve our compensation and benefit plans. The Compensation Committee held four meetings during fiscal year 2011.

The Governance Committee, chaired by Mr. Lacy as Lead Director, performs the core function of providing the overall protocol for Board operation. It also serves as the nominating committee, making recommendations as to nominees to serve as members of the Board and regarding the composition of the committees of the Board. The committee’s responsibilities include establishing criteria for Board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with our interests, assessing the contributions of current directors in connection with their re-nomination, and making recommendations to the full Board on how to improve the effectiveness of the Board. The committee believes that diversity of viewpoints, backgrounds, skills, experience and expertise is a key attribute for directors. As a result, the committee seeks to have a diverse Board that is representative of its customer, employee and shareholder base. The committee carefully considers diversity when considering nominees for director and periodically reviews its recruitment and selection protocols to ensure that diversity remains a component of each director search.

The Governance Committee also has the responsibility to oversee and review our processes for providing information to the Board. The committee, in conjunction with the Chairman, also completes an annual review of the performance of our Chief Executive Officer. In addition, the committee has responsibility to recommend to the Board a succession plan for the Chief Executive Officer and review programs created and maintained by management for the development and succession of other executive officers and any other individuals identified by management or the committee. The Governance Committee also sets director compensation. The Governance Committee held four meetings during fiscal year 2011.

Audit Committee Matters

Our Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act. As noted above, each member of the committee is independent as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market and Exchange Act Rule 10A-3. Further, no member of the committee participated in the preparation of the financial statements of our company or any current subsidiary of our company at any time during the past three years.

Pursuant to our listing agreement with the NASDAQ Stock Market, each member of the committee is able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement, and at least one member of the committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication. In addition, our Board of Directors has determined that Ronald E. Ezerski is an “audit committee financial expert” as such term is defined by Item 407(d)(5) of Regulation S-K.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in the financial statements.

The committee reviewed with Ernst & Young LLP, the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee by the statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has discussed with Ernst & Young the firm’s independence from management and the company, including the matters in the written disclosures and the letter the committee received from Ernst & Young as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by Ernst & Young during the year on such firm’s independence prior to the commencement of the non-audit services.

The committee discussed with the company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The committee meets with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board (and the Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011, for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, and seek shareholder ratification of, the selection of the company’s independent registered public accounting firm for the year ending April 28, 2012.

Respectfully submitted,

/s/ John D. Buck, Chairman

/s/ Ronald E. Ezerski

/s/ Harold C. Slavkin

The Audit Committee

Compensation Committee Procedures

The Board of Directors has determined that each member of the Compensation Committee is independent of management and the company. Further, each member of the committee is an independent director, is a non-employee director, and is an outside director under the applicable rules of NASDAQ, the Securities and Exchange Commission and the Internal Revenue Service, respectively.

The committee has the dual responsibility of serving the interests of the shareholders and serving as an advisor to management. The committee assists the Board in fulfilling its responsibility to the shareholders so that our executive officers and certain other officers and managers are compensated in accordance with the company’s total compensation objectives and executive compensation policy. Management assists the committee by advising and recommending compensation policies, strategies and pay levels necessary to establish appropriate incentives for management and employees that are aligned with business strategies and goals that the committee believes will drive competitive advantage and deliver sustainable returns to shareholders. The committee does not delegate any of its duties or responsibilities to any subcommittee or other person. The committee’s specific responsibilities are to:

•	Evaluate annually the Chief Executive Officer’s and other executive officers’ compensation levels and payouts;

•

Determine for the Chief Executive Officer and other executive officers all components of compensation, including annual base salary, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, change in control provisions or agreements, severance agreements, benefits, supplemental benefits and any special financial programs;

•	Review and recommend to the Board any equity compensation program involving the use of our company’s securities, including stock options and restricted stock;

•	When appropriate, select, retain and terminate independent compensation consultants to advise the committee;

•	Administer the compensation for the Chief Executive Officer and other executive officers and ensure consistency with our company’s executive compensation policy;

•

Advise and assist our company in defining its total compensation policy, review and comment on the compensation program to ensure that it supports our company’s strategic and financial plans, review and recommend to the Board for approval new incentive plans that are consistent with the total compensation policy, and monitor the appropriateness of payouts;

•	Review retirement plans to ensure they are meeting company objectives and are in compliance with relevant regulations;

•	Review the establishment, amendment and termination of employee benefits plans, including equity plans, and oversee the operation and administration of such plans;

•

Review our company’s compensation policies for regulatory and tax compliance, including structuring compensation programs to preserve tax deductibility and, as required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code (the “Code”);

•	Include a report on executive compensation in our company’s proxy statement as required by Securities and Exchange Commission rules;

•

Review and discuss with management the Compensation Discussion and Analysis required by Securities and Exchange Commission Regulation S-K, Item 402, and determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in our company’s annual proxy statement for the annual meeting of shareholders;

•	Annually review its charter and make recommendations for changes to the Board; and

•	Fulfill such other duties and responsibilities as may be assigned to the committee by the Board and/or Chairman of the Board.

In fulfilling its duties and responsibilities, the committee may hire independent consultants, confer with our internal human resource professionals and consult with our Chief Executive Officer and other members of management. In fiscal year 2009, the committee engaged Towers Perrin, an outside compensation consultant, to update our company’s peer group used to benchmark our executive compensation levels. The committee believes that Towers Perrin is independent of our management. Our management has not engaged Towers Perrin to provide any other services to our company.

During the committee meetings held in fiscal year 2011, certain members of management were present to address specific topics within the scope of their responsibilities. In addition, Messrs. Anderson and Armstrong attended several of the meetings to provide certain recommendations to the committee regarding the compensation of other executive officers and to discuss the financial implications of various compensatory awards and benefit programs. Messrs. Anderson and Armstrong were not present during the committee’s discussion and determination of their respective compensation.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are identified by name in the “Compensation” column of the chart that appears above within the subsection captioned “Committee Overview.” None of the members of the committee was an officer or employee of Patterson Companies, Inc. during fiscal year 2011 or in any prior year, and none of the members of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K. There were no Compensation Committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that appears herein with management. Based on such review and discussions, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

Respectfully submitted,

/s/ Charles Reich, Chairman

/s/ Andre B. Lacy

/s/ Ellen A. Rudnick

/s/ Brian S. Tyler

/s/ Les C. Vinney

The Compensation Committee

Governance Committee Procedures for Nominations

Our Governance Committee has identified nominees based upon suggestions by non-management directors, executive officers, shareholders and third-party search firms. Our director selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among members. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation.

In prior years, the committee has engaged third-party search firms to provide assistance in the identification and evaluation of potential nominees, whose qualifications and independence are then thoroughly evaluated by the committee. The committee has paid fees to third-party search firms for such assistance.

It is the committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the committee does not perceive a need to increase the size of the Board. The committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures

To submit a recommendation of a director candidate to the Governance Committee, a shareholder must submit the following information in writing, addressed to the Lead Director, care of the Corporate Secretary, at the main office of Patterson Companies, Inc.:

(1)	The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the shareholder making the recommendation, the name and address, as they appear on the books of Patterson Companies, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5)	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Our bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our Corporate Secretary not less than 60 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Matthew L. Levitt.

Minimum Qualifications

In carrying out its responsibility to find the best-qualified persons to serve as directors, the Governance Committee will consider appropriate data with respect to each suggested candidate, consisting of business experience, educational background, current directorships, involvement in legal proceedings during the last ten years which are material to the evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to the Board, the committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and his or her independence.

Communications with Board Members

The Board of Directors has provided the following process for interested persons to send communications to the Board and/or individual directors. All communications from shareholders should be addressed to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Corporate Secretary. Communications to individual directors may also be made to such director at the company’s address. All communications sent to the chair of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the Board in the care of the Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of our company or its subsidiaries before being reviewed by the Board.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of shareholders. We generally hold a Board of Directors meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors then in office attended the 2010 annual meeting of shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors receive cash compensation and equity-based compensation for their service on our Board of Directors. Non-employee directors receive an annual retainer of $35,000, plus $1,500 per board meeting attended. Audit Committee members receive an additional annual retainer of $4,000. Directors are also reimbursed for all reasonable out-of-pocket expenses incurred in connection with their service on our Board.

Non-employee directors also receive stock option awards and restricted stock awards under our Equity Incentive Plan. Upon election to the Board, whether elected by the shareholders or by the Board to fill a vacancy, a non-employee director receives a stock option award for 12,000 shares. Thereafter, on the date of the annual meeting of shareholders, each reelected or continuing non-employee director receives a restricted stock award for a number of shares approximately equal in value to $78,000, adjusted annually. However, if a non-employee director has received an initial stock option award within six months of an annual restricted stock award, such initial stock option award is in lieu of that year’s annual restricted stock award. Initial stock option awards and annual restricted stock awards vest to the extent of one-third every year, commencing upon the first anniversary of the date of grant. All stock options expire upon the earlier of ten years from the date of award or one year from the date of termination of service as a director. Unvested restricted stock awards are forfeited upon termination of service as a director.

In June 2011, the Governance Committee determined to increase the value of the restricted stock awards to non-employee directors to be granted in September 2011 to $80,000.

Because Messrs. Anderson and Frechette served as directors and employees of our company during fiscal year 2011, information regarding their compensation is set forth within the section captioned “Executive Compensation.”

Compensation of Directors

The following table sets forth the compensation of our non-employee directors for fiscal year 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)(b)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John D. Buck	45,000	77,997	—	—	—	—		122,997
Ronald E. Ezerski	43,500	77,997	—	—	—	—		121,497
Andre B. Lacy	41,000	77,997	—	—	—	—		118,997
Charles Reich	41,000	77,997	—	—	—	—		118,997
Ellen A. Rudnick	41,000	77,997	—	—	—	—		118,997
Harold C. Slavkin	45,000	77,997	—	—	—	—		122,997
Brian S. Tyler	41,000	77,997	—	—	—	—		118,997
Les C. Vinney	41,000	77,997	—	—	—	—		118,997
James W. Wiltz	41,000	77,997	—	—	—	120,000	(c)	238,997

(a)	Represents the aggregate grant date fair value of the 2,892 shares of restricted stock awarded to each non-employee director on September 13, 2010, computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

(b)	The aggregate number of unvested shares of restricted stock and unexercised stock options outstanding at fiscal year-end 2011 held by our non-employee directors was as follows:

Name	Number of Shares of Restricted Stock	Number of Stock Options
John D. Buck	5,584	12,000
Ronald E. Ezerski	5,584	54,926
Andre B. Lacy	5,584	58,342
Charles Reich	5,584	29,000
Ellen A. Rudnick	5,584	53,000
Harold C. Slavkin	5,584	29,940
Brian S. Tyler	2,892	12,000
Les C. Vinney	4,776	12,000
James W. Wiltz	2,892	—
Total	44,064	261,208

During fiscal year 2011, stock options for the purchase of 46,040 shares, 27,540 shares of restricted stock, and 2,000 restricted stock units held by Mr. Wiltz were forfeited due to his retirement from employment with our company.

(c)	Represents payment during fiscal year 2011 for consultative services in connection with our company’s Chief Executive Officer transition.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 15, 2011, unless otherwise noted, by (a) each person who is known to us to own beneficially more than 5% of our common stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table below, and (d) the directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock and none of the stated shares has been pledged as security.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Delaware Charter Guarantee & Trust Company	19,156,115	(3)	16.0%
1013 Centre Road
Wilmington, DE 19805
Peter L. Frechette	4,740,964	(4)(5)	4.0%
Ronald E. Ezerski	1,141,376	(6)(7)	*
James W. Wiltz	412,427	(8)(9)	*
R. Stephen Armstrong	138,573	(4)(10)	*
Andre B. Lacy	134,434	(6)(11)	*
Scott P. Anderson	101,333	(4)(10)	*
Paul A. Guggenheim	93,638	(4)(10)	*
David P. Sproat	77,616	(4)(10)	*
Ellen A. Rudnick	63,392	(6)	*
George L. Henriques	61,947	(4)(10)	*
Charles Reich	40,892	(6)	*
Harold C. Slavkin	35,874	(6)(12)	*
John D. Buck	28,892	(6)	*
Les C. Vinney	13,718	(6)	*
Brian S. Tyler	6,892	(6)	*
All directors and executive officers as a group (17 persons)	26,277,441	(13)	21.9%

*	Represents less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Includes shares of common stock held by our Employee Stock Ownership Plan and Trust (the “ESOP”). Shares reported as owned by the ESOP trustee are also reported as beneficially owned by the executive officers to the extent that shares have been allocated to the ESOP accounts of the named persons. Allocated shares are voted by the ESOP trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP trustee in the same percentage as the allocated shares as to which directions are received by the ESOP trustee. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

(2)	Percentage of beneficial ownership is based on 119,962,552 shares outstanding as of July 15, 2011. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Delaware Charter Guarantee & Trust Company dba Principal Trust Company as trustee for our ESOP on January 24, 2011, represents shares over which shared voting power and shared dispositive power is claimed. The ESOP is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The securities reported include all shares held of record by the trustee. The trustee follows the directions of our company and/or ESOP participants with respect to voting and disposition of the shares. The trustee, however, is subject to fiduciary duties under ERISA. The trustee disclaims beneficial ownership of the reported shares. As of July 15, 2011, the number of shares reported as beneficially owned included approximately 3,629,662 shares held in the unallocated account of the ESOP and approximately 15,108,430 shares held in the allocated account of the ESOP.

(4)	Includes the following shares allocated to the ESOP account of the following persons: Peter L. Frechette (7,989 shares); R. Stephen Armstrong (11,321 shares); Scott P. Anderson (14,505 shares); Paul A. Guggenheim (10,976 shares); David P. Sproat (13,419 shares); and George L. Henriques (10,136 shares). The ESOP trustee has the right to receive, and the power to direct the receipt of, dividends from such shares.

(5)	Of the shares reported as beneficially owned, 2,165,891 shares are held by a revocable trust for the benefit of Mr. Frechette’s family members of which he is a trustee and 2,565,840 shares are held by Mr. Frechette’s Grantor Retained Annuity Trusts.

(6)	Includes shares purchasable by the named person under our 2001 Non-Employee Directors’ Stock Option Plan and/or our Equity Incentive Plan: Ronald E. Ezerski (30,926 shares); Andre B. Lacy (58,342 shares); Ellen A. Rudnick (53,000 shares); Charles Reich (29,000 shares); Harold C. Slavkin (29,940 shares); John D. Buck (12,000 shares); Les C. Vinney (8,000 shares); and Brian S. Tyler (4,000 shares).

(7)	Of the shares reported as beneficially owned, 974,579 shares are held by a limited liability company of which Mr. Ezerski is the managing member, and 150,809 shares are held in an irrevocable trust for the benefit of Mr. Ezerski’s family members of which Mr. Ezerski’s spouse is the trustee.

(8)	Of the shares reported as beneficially owned, 9,550 shares are held in trust for members of Mr. Wiltz’s family, 257,854 shares are held in a revocable trust of which Mr. Wiltz is a trustee, and 25,000 shares are held by Mr. Wiltz’s Grantor Retained Annuity Trust.

(9)	Pursuant to a prepaid forward sale contract with an unaffiliated third party buyer, Mr. Wiltz has agreed to deliver to the buyer up to 200,000 shares held by the revocable trust of which he is a trustee on December 29, 2011, the maturity date of the contract. Mr. Wiltz received $4,408,000 as of the date of the contract. He pledged 200,000 shares, which are referred to as the pledged shares, to secure his obligations under the contract. The number of shares to be delivered to the buyer on the maturity date is as follows: (a) if the value per share on the maturity date, which is referred to as the maturity price, is less than $24.92, Mr. Wiltz will deliver all of the pledged shares; (b) if the maturity price is between $24.92 and $34.61, Mr. Wiltz will deliver shares equal to $24.92 divided by the maturity price times the number of pledged shares; and (c) if the maturity price is greater than $34.61, Mr. Wiltz will deliver shares equal to the pledged shares times the ratio of $24.92 plus the maturity price less $34.61 divided by the maturity price, or the cash equivalent.

(10)	Includes shares purchasable by the named person under our 1992 Stock Option Plan and/or our 2004 Equity Incentive Plan: R. Stephen Armstrong (6,200 shares); Scott P. Anderson (6,192 shares); Paul A. Guggenheim (2,632 shares); David P. Sproat (8,614 shares); and George L. Henriques (3,438 shares).

(11)	Of the shares reported as beneficially owned, 30,000 shares are held in a revocable trust of which Mr. Lacy is the trustee.

(12)	Of the shares reported as beneficially owned, 350 shares are held by Dr. Slavkin’s spouse.

(13)	Includes 69,562 shares allocated to ESOP accounts, 252,284 shares purchasable pursuant to the exercise of options, and 334,692 shares over which there is sole voting power but no investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide us with copies of such reports. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the past fiscal year, our officers, directors and greater than 10% shareholders complied with applicable filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our company is committed to a compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn will enable us to attract, retain and reward executive officers who contribute to our success. In keeping with our company’s compensation philosophy, the Compensation Committee’s goal is to provide market-competitive compensation packages that emphasize our commitment to consistent long-term profitable growth and our belief that a substantial portion of the total compensation received by our executive officers should be dependent upon the performance of the business annually and over time.

The Compensation Committee (the “Committee”) annually evaluates and determines all components of compensation for the Chief Executive Officer and the other executive officers. The Committee considers current salary ranges, salaries and bonus potential for each position, management’s overall salary objectives, the amount of compensation to be placed at risk, the use of short-term versus long-term incentives, the use of equity awards, the alignment of executive compensation with the enhancement of shareholder value, the levels of executive compensation relative to the compensation for all employees and other issues. The Committee also considers other available information, including other published reports, data and surveys not specifically prepared for the Committee, general compensation conditions in the market, and the Committee members’ experience with other organizations.

Our compensation structure is the result of an analysis of the effectiveness and competitiveness of the composition of our compensation structure, including cash (both base salary and annual incentives), equity and deferred compensation programs, compared to trends in the market as determined by publicly available data. In fiscal year 2009, Towers Perrin, an outside compensation consultant, worked with the Committee to refine our peer group of 17 companies in distribution, dental manufacturing, and general industries. The current peer group includes local, regional and national market representatives that would potentially compete for the same talent that we would seek to recruit and retain. The names of such companies appear below:

C. H. Robinson Worldwide, Inc.	Graco Inc.	PSS World Medical, Inc.
Cardinal Health, Inc.	Henry Schein, Inc.	School Specialty, Inc.
Dentsply International Inc.	McKesson Corporation	Sirona Dental Systems, Inc.
Donaldson Company, Inc.	MSC Industrial Direct Co. Inc.	Thermo Fisher Scientific Inc.
Ecolab Inc.	MWI Veterinary Supply, Inc.	W. W. Grainger, Inc.
Fastenal Company	Owens & Minor, Inc.

Based on these reviews, the Committee has determined that the total compensation of the Chief Executive Officer and the other executive officers named in the Summary Compensation Table below is market-competitive, reasonable and not excessive.

Compensation Policies

Employment Agreements:    We have not entered into any employment agreements with our named executive officers. All of our named executive officers are employed at will.

Change-in-Control Arrangements:    In July 1999, we entered into a letter agreement with R. Stephen Armstrong, our Executive Vice President, Treasurer and Chief Financial Officer. Pursuant to the agreement, Mr. Armstrong is entitled to receive certain benefits upon a change-in-control termination. If (a) within the 210 calendar-day-period immediately following a change-in-control Mr. Armstrong’s employment is terminated for any reason other than death, cause, disability or retirement, (b) within such 210 calendar-day-period, Mr. Armstrong terminates his employment for good reason, or (c) prior to a change-in-control the termination of Mr. Armstrong’s employment was either a condition of the change-in-control or was at the request or insistence of a person (other than our company) related to the change-in-control, then we will make a lump-sum cash payment to Mr. Armstrong in an amount equal to the sum of (i) 12 times his monthly base compensation plus (ii) an amount equal to his target incentive under the then-existing management incentive plan at the 100% payout level. Further, on the first anniversary of the date of termination, we will make an additional lump-sum cash payment to Mr. Armstrong equal in amount to the aggregate initial lump-sum cash payment made under the letter agreement.

Our Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change in control, as defined in such plan. Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on awards of restricted stock lapse and such stock becomes fully vested. The Committee also has the authority to cause options awarded under our 1992 Stock Option Plan to become fully vested in the event of a proposed sale of all or substantially all of the assets of our company or in the event of a merger of our company with or into another corporation.

Impact of Tax and Accounting Treatment on Compensation Decisions:    The Committee makes every reasonable effort to ensure that all compensation paid to our executives is fully deductible, provided it determines that application of applicable limits are consistent with our needs and executive compensation philosophy.

Our income tax deduction for executive compensation is limited by Section 162(m) of the Code to $1 million per executive per year, unless compensation above that amount is “performance-based.” This limit applies to our Chief Executive Officer and the other named executive officers. They are identified in the Summary Compensation Table below. We have not had any deductions limited by Section 162(m) of the Code to date.

Stock Ownership Guidelines:    In March 2007, the Committee established stock ownership guidelines, which were approved by the Board of Directors, for our key executives and non-employee directors. We believe that promoting share ownership aligns the interests of our key executives with those of our shareholders and provides strong motivation to build shareholder value. We plan to periodically review the stock ownership guidelines. Under the stock ownership guidelines, key executives are expected to own shares of a value equal to a multiple of their annual base pay as follows:

•	Chief Executive Officer – 5x

•	Subsidiary Presidents, Chief Financial Officer and Chief Information Officer – 3x

•	Corporate and Subsidiary Vice Presidents – 2x

Our guidelines also provide that non-employee directors are expected to own shares of a value equal to a multiple of five times their annual cash retainer.

Executives and directors are expected to achieve target levels over a period of five years. If an executive or director is below the guideline, he or she is expected to retain 75% of the net shares (after satisfying tax obligations) received upon exercise of a stock option or lapsing of restrictions on restricted stock. If the executive or director has met the minimum ownership guideline, he or she is expected to retain 25% of the net shares received.

Role of Executive Officers:    Messrs. Anderson and Armstrong attended several of the Committee’s meetings to provide certain recommendations to the Committee regarding the compensation of other executive officers and to discuss the financial implications of various compensatory awards and benefit programs. Messrs. Anderson and Armstrong were not present during the Committee’s discussion and determination of their respective compensation.

Components of Executive Officer Compensation

Our executive officer compensation is designed to reward both company performance and individual performance. Accountability, level of revenue and impact to the organization determine the total compensation value for a position. We believe that a substantial portion of an executive officer’s compensation should be at-risk. Toward that end, we keep base salaries below market medians, and have structured our incentive programs so that if our near and long-term goals are achieved, an executive could obtain total compensation at or above market medians for comparable positions. This practice is compatible with our compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and long term, which in turn enables us to attract, retain and reward executive officers who contribute to our success.

There are three core components of our executive officer compensation structure: base salary, annual incentives, and long-term awards and incentives. Our compensation philosophy is to target the base pay for our executives at approximately 85% of the market median and bring the executive compensation package at or above market with at-risk pay. Our at-risk pay includes annual incentives and long-term awards and incentives. Our executive officers also have an opportunity to purchase restricted stock under our Capital Accumulation Plan, which is described below. In addition, we provide our executive officers with certain perquisites and other personal benefits. Each individual component of executive compensation is discussed in detail below.

Base Salary.    Annual base salary levels for executive officers are determined by the potential impact of the individual on our company, the skills and experience required by the position, the individual performance of the executive, our overall performance and external pay practices. The Committee annually evaluates and determines the base salary for the executive officers. Our base salary ranges for fiscal year 2011 were consistent with our compensation philosophy.

Annual Incentives.    The named executive officers are eligible for an annual incentive paid in cash through the Management Incentive Compensation Plan (“MICP”). The objective of the MICP is to encourage greater initiative, resourcefulness, teamwork and efficiency on the part of all key employees whose performance and responsibilities directly affect our profits. The overall goal of the MICP is to reward these officers for achieving superior performance. These annual incentives provide a direct financial incentive to executives to achieve our annual profit goals.

The MICP performance measures are reviewed and approved in advance by the Committee each fiscal year. Individual annual incentive targets for each named executive officer are approved by the Committee. The targets are positioned at or above the market median in order to achieve total direct cash compensation at market levels. The annual targeted bonus potentials for our named executive officers ranged from 60% to 65% of base salary in fiscal year 2011. The annual incentives in fiscal year 2011 for Messrs. Anderson and Armstrong were based on the company’s actual income before taxes, LIFO provision and incentive compensation (the “Company MICP Income”) compared to budgeted Company MICP Income. The annual incentives in fiscal year 2011 for Messrs.

Guggenheim, Henriques and Sproat were based on the actual Company MICP Income compared to budgeted Company MICP Income (25%), and such officer’s individual business unit’s income after a net working asset charge and before taxes, LIFO provision and incentive compensation (the “Business Unit’s MICP Income”) compared to such officer’s budgeted Business Unit’s MICP Income (75%). The budgets are approved in advance by the Board. The targeted bonus potential pays out at 100% if budgeted performance is achieved. Each executive has the opportunity to increase his targeted bonus potential as a percentage of base salary by 5% for each 1% that actual performance exceeds budgeted performance, with no limit on the upside achievement. Conversely, the MICP allowed 50% of the targeted bonus potential to be paid if 90% of the budgeted performance was achieved. No bonus was to be paid if the actual performance for fiscal year 2011 did not achieve at least 90% of budgeted performance. For fiscal year 2011, the Company MICP Income performance target was $397,652,000 and the company achieved 96% of that target. For Mr. Guggenheim, his individual budgeted Business Unit’s MICP Income performance target was $260,701,000 and his unit achieved 95% of that target. For Mr. Sproat, his individual budgeted Business Unit’s MICP Income performance target was $56,346,000 and his unit achieved 97% of that target. Mr. Henriques’ business unit did not achieve 90% of its target and, therefore, Mr. Henriques did not receive an incentive payment for the performance of his business unit.

The composition of the annual incentive plan performance targets for fiscal year 2012 is consistent with that established in fiscal year 2011, while budgeted Company MICP Income has been increased approximately 1% and budgeted Business Unit’s MICP Income for each unit has been increased approximately 9% to 14% over the levels achieved for fiscal year 2011. Individual performance can also be rewarded at the discretion of management and the Committee. For fiscal year 2012, the annual targeted bonus potentials for our named executive officers will range from 75% to 100% of base salary.

Long-Term Incentives.    In December 1998, the Board adopted a Long-Term Incentive Plan (“LTIP”) to address a need in our overall compensation package. The objectives of the LTIP are to: (1) create an incentive program to increase shareholder value over a longer term which does not compete with other benefit plans currently in place; (2) provide a program that assists in retention of and rewards new management employees by creating equity ownership in the company; and (3) recognize that equity compensation may not be appropriate for all management employees. Participants include officers, regional managers, branch managers and other key managers.

The LTIP originally provided for awards of stock options and the provision of life insurance. Stock options were granted under the employee stock option plans adopted in 1992 and 2002, and the life insurance was a split dollar policy owned by the individual but funded by the company. The premiums on each such life insurance policy paid by the company created a lien against the policy and were repayable on the earlier of the policy owner’s 65th birthday or 15 years from the initiation of the policy. Stock options vested incrementally over a three-to-nine year period and the life insurance created an immediate death benefit while providing long-term cash value over five to 15 years as a supplemental source of retirement income. We ceased paying the premiums for the split dollar life insurance policies under the LTIP in fiscal year 2004 in order to comply with the provisions of the Sarbanes-Oxley Act. Our Chief Financial Officer opted to maintain his split dollar life insurance policy with premium payments in lieu of certain equity awards in fiscal years 2006 through 2011. The premium payments are treated as cash compensation and current taxable income. We discontinued awarding stock options to U.S. participants under the LTIP in fiscal year 2006.

Our LTIP permits us to accelerate the vesting of options and the lapsing of restrictions on restricted stock awards upon an executive’s retirement at or after age 65.

Beginning in fiscal year 2005, the Committee revised the LTIP to provide awards of restricted stock and performance units under the Equity Incentive Plan. The restricted stock and performance unit ranges have been set to provide flexibility in structuring individually appropriate compensation, and create a market competitive component of the overall compensation package for each executive. Annually, the Committee determines a level of compensation under the LTIP for each executive position. The approved award level was weighted 75% to restricted stock and 25% to performance units. Except for promotions or new hires that occur during the fiscal year, the numbers of units of these equity components were determined on the first day of the fiscal year based upon the closing price of our company’s common stock on such date. In general, the restricted stock awards vest 20% each year beginning on the third anniversary of the date of grant, and the performance units vest on the third anniversary of the award. Upon achievement of pre-determined performance objectives, the outstanding performance units may be settled in cash or stock, at the discretion of the Committee.

The right to receive the value of the performance units is conditioned upon achieving, during a three-year period, the financial targets established by the Committee at the beginning of the period. In particular, the total value of the award is equivalent to the number of units multiplied by the unit value, which for the awards to date has been the closing price of the company’s common stock on the first day of the fiscal year. For participants to earn 100% of the award, the performance targets must be achieved. The targets for the awards under this program included achieving a specified operating margin in the third year of the performance period and achieving a specified average return on equity for the three-year period. No units are earned if a specified minimum operating margin for the relevant fiscal year and a specified minimum average return on equity for the relevant three-year period are not achieved. If the minimum performance targets are not met, all units are cancelled. The number of units an award recipient can earn will increase for performance above the targeted performance to a maximum of 150% of the units awarded. The minimum and maximum range are determined by subtracting or adding 20 basis points to the performance targets for the specific award period. The financial targets for performance units awarded in fiscal years 2006 through 2009 were not achieved and, consequently, such awards have been cancelled.

In fiscal years 2010 and 2011, the Committee determined that it could better achieve its objectives of incentivizing and retaining our named executive officers by increasing the restricted stock awards made to such officers and not granting performance units. Such determination was made because the uncertainty in the general economy made the selection of performance objectives over a three-year period difficult. The Committee believed that this uncertainty could cause the performance units to lose their effectiveness in incentivizing our executives due to circumstances and conditions beyond their control. For fiscal year 2012, the Committee determined that the market in which the company operates had stabilized such that performance objectives could be identified and performance units could effectively incentivize our named executive officers. Consequently, the Committee decided to reinstitute the award of performance units with vesting conditioned upon achieving performance objectives over a three-year period.

Capital Accumulation Plan.    The company has a deferred compensation, restricted stock purchase plan that is available to certain employees, including the executive officers. Under our Capital Accumulation Plan, annually the participants may defer up to 25% of their pre-tax compensation into the plan. Restricted stock is purchased with the salary deferrals at a 25% discount from the market price of our common stock at the beginning of the calendar year or the end of the calendar year, whichever is lower. In general, the restricted stock purchased under the plan vests in full on the third anniversary of the date of the agreement granting the participant the right to purchase the stock. The participant may elect to defer the compensation beyond the initial deferral period, with the restrictions also continuing for the additional period, with the minimum deferral period being five years. If the participant voluntarily leaves employment during the restriction period, 100% of the deferred compensation is forfeited.

Perquisites and Other Personal Benefits.    Our company provides the named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation philosophy.

Automobile Reimbursement:    Each executive is provided the use of a car under the fleet program maintained by the company.

Executive Physicals:    Our executives are encouraged to participate in an executive health program at the Mayo Clinic. A comprehensive evaluation emphasizing all aspects of preventative care is conducted by physicians who are specialists in Internal Medicine and Preventative Medicine. The cost of the physical is reimbursed by the company.

Relocation Costs:    Our Executive Relocation Assistance policy provides for the payment of certain costs for relocating executives. In fiscal 2011, the company paid costs for the relocation of Mr. Guggenheim. These costs consisted primarily of closing costs on Mr. Guggenheim’s former home and qualified moving expenses.

Executive Life Insurance Premiums:    Our named executive officers participate in a company-sponsored executive life insurance program. This program provides the named executive officer with a life insurance benefit equal to three times base salary plus the targeted annual incentive under the MICP. The life insurance benefit is capped at $1,300,000. Premiums, which are set each June, are paid by the company through a payroll gross-up.

Amounts Reimbursed for the Payment of Taxes:    The company pays an amount necessary to cover executives’ tax obligations for certain perquisites and other personal benefits. In fiscal year 2011, the company reimbursed executives for the payment of taxes on automobile reimbursement, certain relocation costs and executive life insurance premiums.

Company Contributions to Employee Stock Ownership Plan (ESOP):    During fiscal year 2011, the company made a contribution to the ESOP equal to approximately 16.5% of an executive’s eligible compensation, subject to certain statutory limitations. This percentage benefit is available generally to all our U.S. employees, subject to plan requirements.

Modification to CEO Compensation Package and One-Time Equity Award in Fiscal Year 2011:    The Board elected Scott P. Anderson as President and Chief Executive Officer, effective April 25, 2010. On April 26, 2010, as a component of Mr. Anderson’s total compensation package, consistent with our long-term incentive program, we issued two restricted stock awards to Mr. Anderson under our Equity Incentive Plan. One award of 7,700 shares of restricted stock vests three years after the date of grant and the other award of 23,200 shares of restricted stock vests over seven years in 20% increments beginning on the third anniversary of the date of grant. This award was recommended by the Committee, and was approved by the Board, after the Committee performed an analysis of the CEO compensation packages within the Company’s peer group, and other market data.

On April 26, 2010, we also issued supplemental one-time restricted stock awards to R. Stephen Armstrong, Paul A. Guggenheim, George L. Henriques and David P. Sproat under our Equity Incentive Plan. These awards, which are consistent with our long-term incentive program, were designed primarily as an incentive for these officers to provide the necessary assistance and stability in senior management to help ensure a successful CEO transition. Mr. Armstrong received an award for 26,300 shares of restricted stock and Messrs. Guggenheim, Henriques and Sproat each received an award for 24,700 shares of restricted stock. Each of these awards vests over five years as follows: 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant, and 50% on the fifth anniversary of the date of grant. Mr. Guggenheim became President of Patterson Dental Supply, Inc. on April 26, 2010, succeeding Mr. Anderson. The awards were recommended by the Committee and approved by the Board.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers and Peter L. Frechette, our Chairman, for fiscal years 2009, 2010 and 2011. Although Mr. Frechette is not one of our three most highly compensated executive officers other than our principal executive officer and principal financial officer, we have presented Mr. Frechette’s compensation in this section of the proxy statement and consider Mr. Frechette to be a named executive officer because he is compensated for his service to our company as an employee rather than as a director.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (c)	Total ($)
Scott P. Anderson	2011	590,000	—	1,008,028	—	306,800	—	65,040	1,969,868
President and Chief Executive	2010	286,491	—	332,715	—	147,211	—	62,104	828,521
Officer of Patterson Companies, Inc.	2009	297,396	—	218,000	—	—	—	44,081	559,477

R. Stephen Armstrong	2011	274,372	—	931,427	—	131,698	—	212,873	1,550,370
Executive Vice President,	2010	275,324	—	86,175	—	165,052	—	214,544	741,095
Treasurer and Chief Financial Officer of Patterson Companies, Inc.	2009	285,804	—	100,110	—	—	—	200,713	586,627

Paul A. Guggenheim	2011	285,000	—	1,083,055	—	130,388	—	319,094	1,817,537
President of Patterson	2010	162,984	—	128,033	—	17,765	—	43,820	352,602
Dental Supply, Inc.(d)	2009	169,188	—	81,696	—	—	—	45,361	296,245

George L. Henriques	2011	259,580		969,900	—	31,150	—	67,115	1,327,745
President of Webster Veterinary	2010	260,481	—	195,523	—	162,238	—	60,027	678,269
Supply, Inc.	2009	270,396	—	129,352	—	106,468	—	49,540	555,756

David P. Sproat	2011	259,580	—	969,900	—	130,439	—	63,229	1,423,148
President of Patterson Medical	2010	260,481	—	195,523	—	207,867	—	58,351	722,222
Supply, Inc.	2009	270,396	—	129,352	—	91,259	—	48,885	539,892

Peter L. Frechette	2011	192,000	—	—	—	—	—	23,878	215,878
Chairman of Patterson	2010	192,666	—	—	—	—	—	22,217	214,883
Companies, Inc.	2009	199,999	—	—	—	—	—	10,664	210,663

(a)	Represents the aggregate grant date fair value for restricted stock awards and restricted stock purchased pursuant to the Capital Accumulation Plan computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

(b)	Represents cash compensation earned under the Management Incentive Compensation Plan.

(c)	All other compensation for fiscal year 2011 was as follows:

Name	Automobile Reimbursement ($)	Executive Physicals ($)	Relocation Costs ($)	Executive Life Insurance Premiums ($)	Amount Reimbursed for the Payment of Taxes ($)	Compensation Used Towards Insurance Policy in Lieu of Stock Awards ($)	Company Contributions to ESOP ($)	Total ($)
Scott P. Anderson	11,750	—	—	3,007	7,171	—	43,112	65,040
R. Stephen Armstrong	4,850	—	—	5,080	55,512	104,319	43,112	212,873
Paul A. Guggenheim	7,146	—	253,588	2,884	12,364	—	43,112	319,094
George L. Henriques	11,250	2,109	—	3,485	7,159	—	43,112	67,115
David P. Sproat	11,250	—	—	2,399	6,468	—	43,112	63,229
Peter L. Frechette	11,750	—	—	—	5,710	—	6,418	23,878

Mr. Armstrong chose to apply a substantial portion of the value of his long-term incentive grants toward the premiums on his split-dollar life insurance policy. These payments are treated as cash compensation and are fully taxable to him in the year paid to the insurance company. As discussed above, we ceased paying the premiums for split-dollar insurance policies in 2004 in order to comply with the provisions of the Sarbanes-Oxley Act. As part of our executive compensation program, policy holders were allowed to continue their insurance policies in lieu of equity awards. Prior to the adoption of the Sarbanes-Oxley Act, the premium payments were not considered compensation, but created a lien against the policy to be repaid to the company upon a maturity event under the policy.

(d)	Mr. Guggenheim became President of Patterson Dental Supply, Inc. in April 2010.

Grants of Plan-Based Awards

The following table sets forth information concerning estimated possible payouts under non-equity incentive plan awards for fiscal year 2011 performance, and equity incentive plan awards granted in fiscal year 2011 to our named executive officers. The terms and conditions applicable to these awards are described above in our “Compensation Discussion and Analysis—Components of Executive Officer Compensation.”

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)		Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($) (b)	Threshold (#)	Target (#)	Maximum (#)
Scott P. Anderson	4/26/2010	191,750	383,500	No limit	—	—	—	7,700 23,200	(e) (f)	248,941 750,056
R. Stephen Armstrong	4/26/2010	82,312	164,623	No limit	—	—	—	2,510 26,300	(f) (g)	81,148 850,279
Paul A. Guggenheim	4/26/2010	85,500	171,000	No limit	—	—	—	2,200 6,600 24,700	(e) (f) (g)	71,126 213,378 798,551
George L. Henriques	4/26/2010	77,874	155,748	No limit	—	—	—	1,300 4,000 24,700	(e) (f) (g)	42,029 129,320 798,551
David P. Sproat	4/26/2010	77,874	155,748	No limit	—	—	—	1,300 4,000 24,700	(e) (f) (g)	42,029 129,320 798,551
Peter L. Frechette	4/26/2010	—	—	—	—	—	—	—		—

(a)	Represents amounts that could have been paid under the Management Incentive Compensation Plan for service rendered during fiscal year 2011.

(b)	Each executive had the opportunity to increase his targeted bonus potential as a percentage of base salary by 5% for each 1% that actual performance exceeded budgeted performance, with no limit on the upside achievement.

(c)	Represents restricted stock awards subject to time-based vesting. Dividends declared and paid on shares of our common stock are accrued at the same rate on this restricted stock. Accrued amounts are forfeitable and not paid until the related restricted stock award vests. No preferential dividends are paid on such awards.

(d)	Represents the grant date fair value of shares of restricted stock awarded to each named executive officer on April 26, 2010, computed in accordance with FASB ASC Topic 718. The entries presented in the “Stock Awards” column of the Summary Compensation Table above represent the sum of the aggregate grant date fair value of these restricted stock awards and restricted stock purchased pursuant to the Capital Accumulation Plan.

(e)	This award vests three years after the date of grant.

(f)	This award vests over seven years in 20% increments beginning on the third anniversary of the date of grant.

(g)	This award vests over five years as follows: 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant, and 50% on the fifth anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year-end 2011:

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott P. Anderson	4/29/2002	4,430	(a)(b)	—		22.57	4/29/2012	46,260	(c)	1,605,685		—	—
	4/29/2002	982	(b)(d)	—		22.57	4/29/2012	11,300	(e)	392,223
	4/28/2003	—		5,008	(a)(b)	19.97	4/28/2013	733	(f)	25,442
	4/28/2003	—		1,974	(b)(d)	19.97	4/28/2013	2,137	(g)	74,175
	5/1/2004	6,102	(a)(h)	2,564	(a)(h)	37.75	5/1/2014
R. Stephen Armstrong	4/29/2002	4,430	(a)(b)	—		22.57	4/29/2012	26,300	(i)	912,873		—	—
	4/29/2002	1,770	(b)(d)	—		22.57	4/29/2012	10,180	(c)	353,348
	4/28/2003	—		5,008	(a)(b)	19.97	4/28/2013	957	(g)	33,217
	4/28/2003	—		2,280	(b)(d)	19.97	4/28/2013		(j)	(j	)
	4/26/2004	—		2,596	(a)(b)	38.50	4/26/2014
	4/26/2004	—		1,334	(b)(d)	38.50	4/26/2014
Paul A. Guggenheim	4/29/2002	2,632	(a)(b)	—		22.57	4/29/2012	24,700	(i)	857,337		—	—
	4/28/2003	—		3,124	(a)(b)	19.97	4/28/2013	16,340	(c)	567,161
	4/26/2004	—		1,688	(a)(b)	19.97	4/26/2014	3,600	(e)	124,956
								283	(f)	9,823
								8,642	(g)	299,964
George L. Henriques	4/29/2002	3,438	(a)(b)	—		22.57	4/29/2012	24,700	(i)	857,337		—	—
	4/28/2003	—		4,042	(a)(b)	19.97	4/28/2013	17,360	(c)	602,566
	4/26/2004	—		2,596	(a)(b)	38.50	4/26/2014	3,400	(e)	118,014
	4/26/2004	—		426	(b)(d)	38.50	4/26/2014	450	(f)	15,620
David P. Sproat	4/29/2002	2,690	(a)(b)	—		22.57	4/29/2012	24,700	(i)	857,337		—	—
	4/28/2003	—		3,194	(a)(b)	19.97	4/28/2013	17,960	(c)	623,392
	4/26/2004	—		1,738	(a)(b)	38.50	4/26/2014	3,400	(e)	118,014
	7/1/2004	4,348	(a)(k)	2,911	(a)(k)	37.30	7/1/2014	450	(f)	15,620
	7/1/2004	—		349	(d)(l)	37.30	7/1/2014
Peter L. Frechette	N/A	—		—		N/A	N/A	—		—		—	—

(a)	Represents incentive stock options.

(b)	Vests in full upon the ninth anniversary of the date of grant.

(c)	Represents restricted stock which vests 20% each year, starting three years after the grant date. Grant dates for each executive are at the beginning of each fiscal year or when the executive is hired or promoted, if such date is after the initial grant at the beginning of the fiscal year.

(d)	Represents non-qualified stock options.

(e)	Represents restricted stock which vests upon the third anniversary date of grant.

(f)	Represents restricted stock which vests 33% each year, starting one year after the grant date.

(g)	Represents restricted stock purchased under the Capital Accumulation Plan. The restriction period is three years from the grant date, unless an extension is elected by the plan participant.

(h)	Vests to the extent of 2,564 shares on each of May 1, 2007, May 1, 2008 and May 1, 2013, and 974 shares on May 1, 2009.

(i)	Represents restricted stock which vests 20% after one year, another 30% after two years and the remaining 50% after three years.

(j)	Mr. Armstrong chose to apply a substantial portion of the value of his long-term incentive grants toward the premiums on his split-dollar life insurance policy. These payments are treated as cash compensation and are fully taxable in the year paid to the insurance company.

(k)	Vests to the extent of 1,087 shares on each of July 1, 2007, July 1, 2008, July 1, 2009, July 1, 2010, 1,053 shares on July 1, 2011, 971 shares on July 1, 2012, and 887 shares on July 1, 2013.

(l)	Vests to the extent of 34 shares on July 1, 2011, 116 shares on July 1, 2012, and 199 shares on July 1, 2013.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of restricted stock for our named executive officers during fiscal year 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott P. Anderson	7,152	109,455	7,885	240,735
R. Stephen Armstrong	18,874	364,675	18,255	570,180
Paul A. Guggenheim	19,512	379,456	2,827	93,750
George L. Henriques	4,372	42,824	3,700	121,419
David P. Sproat	3,758	55,992	4,000	133,127
Peter L. Frechette	—	—	—	—

For stock awards in fiscal year 2011, the number of shares in the table above represents the vesting of restricted stock awards, except for 1,398 and 16,735 of the shares listed for Mr. Anderson and Mr. Armstrong, respectively, which are shares purchased under the Capital Accumulation Plan for which the restrictions lapsed. The values in the table above are based on the closing price of our common stock on the date the shares vested or the restrictions lapsed.

Potential Payments upon Termination or Change in Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of April 30, 2011, and a stock price of $34.71 per share, which was the price of one share of our common stock on April 29, 2011 (the last trading day of fiscal year 2011):

	Scott P. Anderson	R. Stephen Armstrong	Paul A. Guggenheim	George L. Henriques	David P. Sproat	Peter L. Frechette
Involuntary Termination without Cause
Severance/Salary Continuation	$147,500	$68,593	$71,250	$64,895	$64,895	$48,000
Capital Accumulation Plan Benefits	$39,196	$13,958	$181,783	—	—	—

Total:	$186,696	$82,551	$253,033	$64,895	$64,895	$48,000

Involuntary Termination without Cause following Change in Control, or Voluntary Termination following Change in Control
Severance/Salary Continuation	$147,500	$877,990	$71,250	$64,895	$64,895	$48,000
Gain on Accelerated Stock Options	$102,950	$107,462	$46,063	$59,599	$47,096	—
Accelerated Restricted Stock Awards	$2,023,350	$1,266,221	$1,559,277	$1,593,537	$1,614,363	—
Capital Accumulation Plan Benefits	$74,175	$33,217	$299,964	—	—	—

Total:	$2,347,975	$2,284,890	$1,976,554	$1,718,031	$1,726,354	$48,000

Death or Disability
Gain on Accelerated Stock Options	$102,950	$107,462	$46,063	$59,599	$47,096	—
Accelerated Restricted Stock Awards	$357,964	$64,491	$150,051	$205,830	$216,243	—
Capital Accumulation Plan Benefits	$74,175	$33,217	$299,964	—	—	—

Total:	$535,089	$205,170	$496,078	$265,429	$263,339	—

Retirement	—	—	—	—	—	—

Total:	—	—	—	—	—	—

Our severance policy generally provides 90 days of salary continuation, subject to management discretion to increase or decrease such severance benefit. Our severance policy may also be superseded by an individual agreement with a named executive officer. This is the case in connection with the above-described agreement with R. Stephen Armstrong, our Executive Vice President, Treasurer and Chief Financial Officer. See “Compensation Discussion and Analysis—Compensation Policies—Change-in-Control Arrangements” for further information.

Although we have not entered into any other change-in-control agreements, our Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change in control, as defined in such plan. Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested. An event of acceleration occurs if (a) a person has acquired a beneficial ownership interest in 30% or more of the voting power of our company, (b) a tender offer is made to acquire 30% or more of our company, (c) a solicitation subject to Rule 14a-11 of the Exchange Act relating to the election or removal of 50% or more of the Board of Directors occurs, or (d) our shareholders approve a merger, consolidation, share exchange, division or sale of our company’s assets. The Compensation Committee also has the authority to cause options awarded under our 1992 Stock Option Plan to become fully vested in the event of a proposed sale of all or substantially all of the assets of our company or in the event of a merger of our company with or into another corporation.

Compensation Policies and Practices as They Relate to Risk Management

Our company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. The Compensation Committee reviewed our company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee, which is responsible for reviewing any proposed transaction with a related person, has adopted a written policy and procedures for the review, approval and ratification of any related party transaction requiring disclosure under Item 404(a) of Regulation S-K. This policy states that the Audit Committee is responsible for reviewing and approving or disapproving all interested transactions, which are defined as any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than five percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. There were no transactions requiring disclosure under Item 404(a) of Regulation S-K during fiscal year 2011. All future transactions between us and our executive officers, directors and principal shareholders and their affiliates will be reviewed and approved or disapproved by our Audit Committee pursuant to the foregoing policy.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are committed to a compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn will enable us to attract, retain and reward executive officers who contribute to our success.

To fulfill this philosophy, our Compensation Committee seeks to provide market-competitive compensation packages that emphasize our commitment to consistent long-term profitable growth and our belief that a substantial portion of the total compensation received by our executive officers should be dependent upon the performance of the business annually and over time.

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of our company and reward them for achieving these goals. We believe our executive compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the “Executive Compensation” section of this proxy statement for additional details regarding our executive compensation.

Congress has enacted requirements commonly referred to as “say on pay” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules, we are asking our shareholders to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Patterson Companies, Inc. (“Patterson”) that the shareholders approve the compensation of Patterson’s named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this proposal is non-binding. Although this vote is non-binding, our Board of Directors and Compensation Committee value the opinions of our shareholders, and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

Vote Required

The affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. The Board of Directors recommends that you vote FOR approval of this proposal.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Introduction

As part of the “say on pay” rules adopted by Congress, our shareholders may indicate, by a non-binding advisory vote, the frequency at which they desire to have advisory votes on the compensation paid to our named executive officers. (In other words, how often a proposal similar to Proposal No. 2 will be included in the matters to be voted upon at annual meetings by our shareholders.) The choices available under the “say on pay” rules are every year, every other year, or every third year.

The frequency selected by the shareholders for conducting say on pay voting at the annual meetings of shareholders is not a binding determination. However, the frequency selected will be given due consideration by our Board of Directors and Compensation Committee in their discretion.

Vote Required

The affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to determine the frequency selected by the shareholders. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of a particular frequency. Broker non-votes are counted towards a quorum, but are not counted for any purpose with respect to this matter. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote for a particular frequency.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending April 28, 2012. If the shareholders do not ratify such appointment at the meeting, the Audit Committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders in attendance.

Principal Accountant Fees and Services

Ernst & Young was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by Ernst & Young for such fiscal years were as follows:

	Fiscal Year Ended April 24, 2010	Fiscal Year Ended April 30, 2011
Audit Fees	$981,755	$1,053,835
Audit-Related Fees	37,593	40,000
Tax Fees	246,363	609,468
All Other Fees	1,995	1,995

Total	$1,267,706	$1,705,298

Audit fees were for professional services rendered for the audits of the consolidated financial statements, statutory audits of subsidiaries, and reviews of Securities and Exchange Commission filings. Audit-related fees were for employee benefit plan audits. Tax fees were for assistance with Canadian tax filings, international tax advisory services, other tax advisory services and other tax matters. All other fees were for use of an online research tool proprietary to Ernst & Young.

The Audit Committee has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence. See “Our Board of Directors and Committees—Audit Committee Report.”

Pre-Approval Policies and Procedures of Audit Committee

The Audit Committee is committed to ensuring the independence of our company’s outside auditor and directs significant attention toward the appropriateness of the outside auditor to perform services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the outside auditor will only be engaged for non-audit related work if those services enhance and support the attest function of the audit, are an extension to the audit or audit related services, or relate to tax matters. Annually, the lead audit partner reviews with the committee the services the outside auditor expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly status for the committee’s approval of any non-audit services that the outside auditor has been asked to provide or may be asked to provide in the next quarter. The committee pre-approves all audit and non-audit services provided by the company’s outside auditor.

The projects and categories of service are as follows:

Audit—These services include the work necessary for the auditor to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit Related Services—These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax Services—Tax services consist of acquisition due diligence, transaction cost analysis, integration matters, review and consultation on tax provision and filings and other tax matters.

Other Services—The committee believes that other services are not an integral part of the examination of our company’s financial statements, and that other services may raise a real or perceived question as to the auditor’s independence. Accordingly, a very strong rationale must be presented to support the selection of the auditor for other services, and alternative service providers should also be considered.

The Chief Financial Officer is responsible for the implementation of the committee’s pre-approval policies and procedures. The committee pre-approved all of the services we received from Ernst & Young during fiscal year 2011.

Recommendation

The Audit Committee and the Board of Directors recommend that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April  28, 2012.

SHAREHOLDER PROPOSALS FOR

THE 2012 ANNUAL MEETING

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the 2012 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Matthew L. Levitt, no later than April 7, 2012. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Under Securities and Exchange Commission rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the 2012 annual meeting of shareholders after June 21, 2012, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our annual report to shareholders for the fiscal year ended April 30, 2011, which includes our Annual Report on Form 10-K, accompanies the notice of annual meeting, this proxy statement and the related proxy card. No part of the annual report to shareholders is incorporated herein and no part of the annual report to shareholders is to be considered proxy-soliciting material. We will send a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2011, or any exhibits thereto, as filed with the Securities and Exchange Commission, to any shareholder upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Peter L. Frechette

___________________________________

Peter L. Frechette

Chairman

St. Paul, Minnesota

August 5, 2011

PATTERSON COMPANIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Monday, September 12, 2011

4:30 p.m. local time

1031 Mendota Heights Road

St. Paul, MN 55120

Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 12, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 4.

By signing the proxy, you revoke all prior proxies and appoint Scott P. Anderson and R. Stephen Armstrong, or either of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

[Logo]	Shareowner ServicesSM
	P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pdco • Use the Internet to vote your proxy until 11:59 p.m. (CT) on Friday, September 9, 2011.

PHONE – 1-800-560-1965 • Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on Friday, September 9, 2011.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by phone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ITEMS 1, 2 AND 4 BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò      Please detach here      ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 4.

1. To elect two directors to have terms expiring in 2014 and until their successors shall be elected and duly qualified.	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

01 Andre B. Lacy 02 Les C. Vinney

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory approval of executive compensation.	☐ For ☐ Against ☐ Abstain

3. Advisory vote on the frequency of shareholder approval of executive compensation.	☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2012.	☐ For ☐ Against ☐ Abstain

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 4.

Address Change? Mark box and indicate changes below: ☐	Dated: ___________________, 2011

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.